Exhibit 16.1

September 22, 2016

U.S. Securities & Exchange Commission
100 F Street, NE
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements concerning our firm contained in the Form 8-K of Nova LifeStyle, Inc. dated and filed with the Securities and Exchange Commission on September 22, 2016, and are in agreement with those statements.

Very truly yours
Crowe Horwath (HK) CPA Limited

/s/ Crowe Horwath (HK) CPA Limited

Hong King, China